Exhibit 10.32
RESTRICTED STOCK UNIT AGREEMENT
UNDER THE CITRIX SYSTEMS, INC.
2014 EQUITY INCENTIVE PLAN
Name of Awardee: Robert M. Calderoni
Award Date: February 1, 2017
Number of Restricted Stock Units: 112,296
Pursuant to the Citrix Systems, Inc. 2014 Equity Incentive Plan (as amended from time to time, the “Plan”), Citrix Systems, Inc. (the “Company”) hereby grants an Award (as defined in the Plan) of Restricted Stock Units (as defined in the Plan) to the awardee named above (the “Awardee”). Upon acceptance of this Agreement (the “Award Agreement”), Awardee shall receive the number of Restricted Stock Units specified above, subject to the restrictions and conditions set forth in this Award Agreement and in the Plan.
1.Vesting. No portion of this Award may be settled until such portion shall have vested. Except as otherwise provided herein, the Restricted Stock Units vest in 24 monthly installments as follows: five-eighths (5/8) of such Restricted Stock Units will vest in 12 monthly installments, with the first such installment vesting on February 1, 2017 and the remainder of the installments vesting on the final day of February and each calendar month thereafter, and three-eighths (3/8) of such Restricted Stock Units will vest in 12 monthly installments, with the first such installment vesting on January 31, 2018 and the remainder of the installments vesting on the final day of each calendar month thereafter ; provided in each case that Awardee is then, and since the Award Date has continuously been, in a service relationship with the Company or its Affiliates (including, without limitation, as a director of the Company).
2.Issuance of Stock.
(a)    Each vested Restricted Stock Unit entitles Awardee to receive one share of the Company’s common stock, par value $.001 per share (the “Stock”), upon issuance on each vesting date for such Restricted Stock Unit (the “Vesting Date”).
(b)    As soon as practicable after the Vesting Date (but in no event later than two and one-half months after the end of the year in which the Vesting Date occurs), Awardee’s name shall be entered as the stockholder of record on the books and records of the Company with respect to the shares of Stock underlying the Restricted Stock Units issued in accordance with Section 2(a) and upon compliance to the satisfaction of the Committee with all requirements under applicable laws or regulations in connection with such issuance and with the requirements hereof and of the Plan. The determination of the Committee as to such compliance shall be final and binding on Awardee.
(c)    Until such time as shares of Stock have been issued to Awardee pursuant to Section 2(b) above, Awardee shall not have any rights as a holder of the shares of Stock underlying this Award, including but not limited to voting rights.
(d)    If on any date the Company shall pay any cash dividend on shares of Stock, the number of Restricted Stock Units credited to Awardee shall, as of such date, be increased by an amount (rounded to the nearest whole number) determined by the following formula:
W = (X multiplied by Y) divided by Z, where:
W = the number of additional Restricted Stock Units to be credited to Awardee on such dividend payment date;
X = the aggregate number of Restricted Stock Units (whether vested or unvested) credited to Awardee as of the record date of the dividend;
Y = the cash dividend per share amount; and

Z = the Fair Market Value per share of Stock (as determined under the Plan) on the dividend payment date.
In the case of a dividend paid on Stock in the form of Stock, including without limitation a distribution of Stock by reason of a stock dividend, stock split or otherwise, the number of Restricted Stock Units credited to Awardee shall be increased by a number equal to the product of (i) the aggregate number of Restricted Stock Units that have been awarded to Awardee through the related dividend record date, and (ii) the number of shares of Stock (including any fraction thereof) payable as dividend on one share of Stock. In the case of a dividend payable in property other than shares of Stock or cash, the value of such dividend per share of Stock shall be determined in good faith by the Board and shall be converted to additional Restricted Stock Units based on the formula above. Any additional Restricted Stock Units shall be subject to the vesting and restrictions of this Award Agreement in the same manner and for so long as the Restricted Stock Units granted pursuant to this Award Agreement to which they relate remain subject to such vesting and restrictions, and shall be promptly forfeited to the Company if and when such Restricted Stock Units are so forfeited.
3.Termination of Service Relationship other than in Connection with a Change in Control. If Awardee is involuntary terminated from the Board of Directors by reason of (i) non-election by the stockholders of the Company, (ii) failure of the Board to nominate Awardee for re-election at a subsequent annual meeting of stockholders of the Company, (iii) Awardee’s resignation or agreement not to stand for re-election at the request of the Board, where Awardee is otherwise willing and able to continue serving in such capacity, or (iv) Awardee’s death or Disability (as such term is defined in the Employment Agreement dated January 18, 2017 between the Awardee and the Company (the “Employment Agreement”), Awardee’s right in any Restricted Stock Units that are not vested shall automatically vest in full as of the date that Awardee is no longer serving as a director of the Company (the “Termination Date”). If Awardee’s service relationship with the Company and its Affiliates terminates for any other reason, then Awardee’s right in any Restricted Stock Units that are not vested as of the Termination Date shall automatically be canceled and shall be of no further force and effect. As soon as practicable following the Termination Date (but in no event later than two and one-half months after the end of the year in which the Termination Date occurs), the Company shall issue shares of Stock to Awardee (or Awardee’s designated beneficiary or estate executor, as applicable, in the event of Awardee’s death) with respect to any Restricted Stock Units which, as of the Termination Date, have vested but for which shares of Stock had not yet been issued to Awardee.
4.Change in Control. If Awardee’s service relationship with the Company and its Affiliates terminates pursuant to Section 5(a) of the Employment Agreement in connection with a Change In Control (as defined in the Employment Agreement), then Awardee’s right in any Restricted Stock Units that are not vested shall immediately vest pursuant to the terms of Section 5(a)(ii) of the Employment Agreement.
5.Incorporation of Plan. Notwithstanding anything herein to the contrary, this Award shall be subject to and governed by all the terms and conditions of the Plan. Capitalized terms in this Award Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.
6.Transferability. This Award Agreement and the Award are personal to Awardee, non-assignable and not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution. If Awardee is a U.S. employee (as determined by the Committee or any of its delegatees in its, his sole discretion), Awardee may be permitted to designate a beneficiary with respect to the shares of Stock to be issued upon vesting of the Award.
7.Tax Withholding. Regardless of any action the Company or, if different, Awardee’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Awardee’s participation in the Plan and legally applicable to Awardee (“Tax-Related Items”), Awardee acknowledges that the ultimate liability for all Tax-Related Items is and remains his responsibility and that such liability may exceed the amount actually withheld by the Company or the Employer. Awardee further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the issuance of Stock upon settlement of the Restricted Stock Units, the subsequent sale of Stock and the receipt of any dividends and/or any dividend equivalents; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate Awardee’s liability for Tax-Related Items or achieve any particular tax result. Further, if Awardee has become subject to tax in more than one jurisdiction between the Award Date and the date of any relevant taxable or tax withholding event, as applicable, Awardee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Awardee’s Tax-Related Items subject to a withholding obligation by the Company and/or the Employer shall be satisfied through a net issuance of shares. The Company shall withhold from shares of Stock to be issued to Awardee a number of shares of Stock with an aggregate Fair Market Value that would satisfy the Tax-Related Items due. Alternatively, or in addition, the Company or the Employer may decide in their sole and absolute discretion to satisfy Awardee’s obligation for Tax-Related Items by one or a combination of the following: (i) withholding from proceeds of the sale of shares of Stock acquired upon vesting/settlement of the Restricted Stock Units either through a voluntary sale or through a mandatory sale arranged by the Company (on Awardee’s behalf pursuant to this authorization); or (ii) in any other way set forth in Section 15 of the Plan.
To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case Awardee will receive a refund of any over-withheld amount in cash and will have no entitlement to the Stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding Stock, for tax purposes, Awardee is deemed to have been issued the full number of shares of Stock subject to the vested Restricted Stock Units, notwithstanding that a number of shares is held back solely for purposes of paying the Tax-Related Items due as a result of any aspect of Awardee’s participation in the Plan.
Finally, Awardee shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Awardee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Stock or the proceeds of the sale of Stock, if Awardee fails to comply with Awardee’s obligations in connection with the Tax-Related Items.
8.Section 280G.
(a)Anything in this Award Agreement to the contrary notwithstanding, in the event that any compensation, payment or distribution by the Company to or for the benefit of Awardee (the “Payments”), whether paid or payable or distributed or distributable pursuant to the terms of this Award Agreement or otherwise, would be subject to the excise tax imposed by Section 4999 of the Code, the following provisions shall apply:
i.If the Payments, reduced by the sum of (A) the Excise Tax and (B) the total of the federal, state, and local income and employment taxes payable by Awardee on the amount of the Payments which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, Awardee shall be entitled to the full benefits payable under this Award Agreement.
ii.If the Threshold Amount is less than (x) the Payments, but greater than (y) the Payments reduced by the sum of (A) the Excise Tax and (B) the total of the federal, state, and local income and employment taxes on the amount of the Payments which are in excess of the Threshold Amount, then the benefits payable under this Award Agreement shall be reduced (but not below zero) to the extent necessary so that the sum of all Payments shall not exceed the Threshold Amount. In such event, the Payments shall be reduced in the following order: (1) equity awards with performance-based vesting; and (2) equity awards with time-based vesting. To the extent any payment is to be made over time, then the payments shall be reduced in reverse chronological order.
(b)For the purposes of this Section 8, “Threshold Amount” shall mean three times Awardee’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by Awardee with respect to such excise tax.

(c)The determination as to which of the alternative provisions of Section 8(a) above shall apply to Awardee shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Awardee within 15 business days of the date of consummation of the Acquisition, if applicable, or at such earlier time as is reasonably requested by the Company or Awardee. For purposes of determining which of the alternative provisions of Section 8(a) above shall apply, Awardee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of Awardee’s residence on the date of consummation of the Acquisition, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm shall be binding upon the Company and Awardee.
9.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Awardee’s participation in the Plan, or Awardee’s acquisition or sale of the underlying Stock. Awardee is hereby advised to consult with his own personal tax, legal and financial advisors regarding his participation in the Plan before taking any action related to the Plan.
10.Data Privacy. In accepting the Restricted Stock Units, Awardee explicitly, voluntarily and unambiguously consents to the collection, use, and transfer, in electronic or other form, of Awardee’s personal data as described in this Award Agreement and any other grant materials by and among, as applicable, the Employer, the Company and any Affiliate for the exclusive purpose of implementing, administering and managing Awardee’s participation in the Plan.
Awardee understands that the Employer, the Company and its Affiliates may hold certain personal information about Awardee, including, but not limited to, Awardee’s name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, or any shares held in the Company, and details of all Awards or other entitlement to shares awarded, canceled, exercised, vested, unvested, or outstanding in Awardee’s favor (“Data”), for the exclusive purpose of managing and administering the Plan.
Awardee further understands that the Employer, the Company and/or its Affiliates will transfer Data among themselves as necessary for the exclusive purposes of implementation, administration and management of Awardee’s participation in the Plan, and that the Employer, the Company and/or its Affiliates may each further transfer Data to any third parties assisting the Company in the implementation, administration, and management of the Plan, including Fidelity Stock Plan Services, LLC or such other stock plan service provider as may be selected by the Company (“Data Recipients”).
Awardee understands that the Data Recipients may be located in Awardee’s country or elsewhere, including outside the European Economic Area, and that the Data Recipient’s country (e.g., the United States) may have different data privacy laws and protections. Awardee understands that, if Awardee resides outside the United States, Awardee may request a list with the names and addresses of Data Recipients by contacting in writing Awardee’s local human resources representative. Awardee authorizes the Data Recipients to receive, possess, use, retain, and transfer Data, in electronic or other form, for the purposes of implementing, administering, and managing Awardee’s participation in the Plan. Awardee understands that Data will be held only as long as is necessary to implement, administer and manage Awardee’s participation in the Plan.
Awardee understands that, if Awardee resides outside the United States, Awardee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data to make the information contained therein factually accurate, or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Awardee’s local human resources representative.
Further, Awardee understands that Awardee is providing the consents herein on a purely voluntary basis. If Awardee does not consent, or if Awardee later seeks to revoke the consents, Awardee’s employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing the consents is that the Company would not be able to grant Restricted Stock Units or other equity awards to Awardee or administer or maintain such awards. Therefore, Awardee understands that refusing or withdrawing the consents may affect Awardee’s ability to participate in the Plan. For more information on the consequences of Awardee’s refusal to consent or withdrawal of consent, Awardee understands that Awardee may contact in writing Awardee’s local human resources representative.
11.Nature of Grant. In accepting the Restricted Stock Units, Awardee expressly acknowledges, understands and agrees to the following:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature, and may be terminated by the Company at any time, except as otherwise set forth in the Plan;

(b)the grant of the Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units or other awards have been granted in the past;

(c)all decisions with respect to future Restricted Stock Unit grants, if any, will be at the sole discretion of the Company;

(d)this Award Agreement does not confer upon Awardee any rights with respect to continuation of employment by the Employer and shall not interfere with the ability of the Employer to terminate Awardee’s employment or service relationship (if any) at any time;

(e)the Restricted Stock Unit grant and Awardee’s participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company or any Affiliate;

(f)the future value of the underlying shares of Stock is unknown, indeterminable and cannot be predicted with certainty; and

(g)Awardee is voluntarily participating in the Plan.

12.Miscellaneous.
(a)Notice hereunder shall be given to the Company at its principal place of business, and shall be given to Awardee at the last address on record at the Employer, or in either case at such other address as one party may subsequently furnish to the other party in writing or such other form as may be specified by the Company.
(b)The Committee may amend the terms of this Award Agreement, prospectively or retroactively, provided that the Award Agreement as amended is consistent with the terms of the Plan, but no such amendment shall impair Awardee’s rights under this Award Agreement without Awardee’s consent.
(c)This Award Agreement shall be binding upon and inure to the benefit of any successor or assign of the Company and any executor, administrator, trustee, guardian or other legal representative of Awardee.
(d)This Award Agreement may be executed in one or more counterparts, all of which together shall constitute one instrument. This Award Agreement and the Plan together constitute the entire agreement between the parties relative to the subject matter hereof, and supersede all proposals written, oral or electronic relating to the subject matter hereof.
13.Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. Awardee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
14.Governing Law and Venue. The Restricted Stock Units and this Award Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof.

For purposes of litigating any dispute that arises under this grant or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Florida and agree that such litigation shall be conducted in the courts of Broward County, Florida, or the federal courts for the United States for the Southern District of Florida, where this grant is made and/or to be performed.
15.Imposition of Other Requirements. The Company reserves the right to impose other requirements on Awardee’s participation in the Plan, on the Restricted Stock Units and on any shares of Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Awardee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
16.Severability. The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
17.Insider Trading Restrictions/Market Abuse Laws. Awardee acknowledges that Awardee may be subject to insider trading restrictions and/or market abuse laws, which may affect his ability to acquire or sell the shares of Stock or rights to shares of Stock under the Plan during such times as Awardee is considered to have “inside information” regarding the Company. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Awardee acknowledges that it is Awardee’s responsibility to comply with any applicable restrictions, and Awardee is advised to speak to his personal advisor on this matter.
18.Waiver. Awardee acknowledges that a waiver by the Company of breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by Awardee or any other awardee.

By electronically accepting the Award Agreement and participating in the Plan, Awardee agrees to be bound by the terms and conditions in the Plan and this Award Agreement. Within six months of the Award Date, if Awardee has not electronically accepted this Award Agreement on Fidelity.com’s website, or the website of any other stock plan service provider appointed by the Company, then this award shall automatically be deemed accepted, and Awardee shall be bound by the terms and conditions in the Plan and this Award Agreement.